EXHIBIT 99.1

Broadridge Reports Fourth Quarter and Fiscal 2025 Results
Fiscal Year 2025 Recurring revenues grew 7% on a reported and constant currency basis
Diluted EPS was $7.10 and Adjusted EPS grew 11% to $8.55
Closed sales were $288 million
Raising annual dividend 11% to $3.90 per share, 19th consecutive annual dividend increase
Fiscal year 2026 guidance includes 5-7% Recurring revenue growth constant currency and 8-12% Adjusted EPS growth
NEW YORK, N.Y., August 5, 2025 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter and fiscal year 2025. Results compared with the same period last year were as follows:

Summary Financial Results	Fourth Quarter			Fiscal Year
Dollars in millions, except per share data	2025	2024	Change	2025	2024	Change

Recurring revenues	$1,424	$1,326	7%	$4,508	$4,223	7%
Constant currency growth - Non-GAAP			7%			7%
Total revenues	$2,065	$1,944	6%	$6,889	$6,507	6%

Operating income	$499	$441	13%	$1,189	$1,017	17%
Margin	24.1%	22.7%		17.3%	15.6%

Adjusted Operating income - Non-GAAP	$558	$559	(0%)	$1,411	$1,303	8%
Margin	27.0%	28.8%		20.5%	20.0%

Diluted EPS	$3.16	$2.72	16%	$7.10	$5.86	21%
Adjusted EPS - Non-GAAP	$3.55	$3.50	1%	$8.55	$7.73	11%

Closed sales	$114	$157	(28%)	$288	$342	(16%)
“Broadridge delivered strong fiscal year 2025 results with 7% Recurring revenue growth constant currency, 11% Adjusted EPS growth, and $288 million of Closed sales,” said Tim Gokey, Broadridge CEO. “We are executing on our growth strategy to drive the democratization and digitization of governance, simplify and innovate capital markets, and modernize wealth management.
“I’m pleased to announce that our Board has approved an 11% increase in our annual dividend to $3.90 per share, marking the 13th double-digit increase in the past fourteen years. In fiscal year 2025, we also invested in strategic M&A to strengthen our wealth business in Canada and repurchased $100 million of our shares, highlighting our strong Free cash flow and balanced capital allocation.
“Looking ahead, our fiscal year 2026 guidance calls for continued growth, including 5-7% Recurring revenue growth constant currency and 8-12% Adjusted EPS growth. Importantly, we are on track to deliver again on our three-year top- and bottom-line growth objectives,” Mr. Gokey concluded.

Fiscal Year 2026 Financial Guidance

Recurring revenue growth constant currency - Non-GAAP	5 - 7%
Adjusted Operating income margin - Non-GAAP	20 – 21%
Adjusted Earnings per share growth - Non-GAAP	8 - 12%
Closed sales	$290 - $330 million
Financial Results for Fourth Quarter Fiscal Year 2025 compared to Fourth Quarter Fiscal Year 2024
•Total revenues increased 6% to $2,065 million from $1,944 million in the prior year period.
◦Recurring revenues increased 7% to $1,424 million from $1,326 million. Recurring revenue growth constant currency (Non-GAAP) was 7%, driven by Net New Business and Internal Growth.
◦Event-driven revenues increased by $3 million, or 4%, to $79 million, primarily due to higher volume of mutual fund proxy communications.
◦Distribution revenues increased $21 million, or 4%, to $563 million, driven by the impact of postage rate increases of approximately $29 million, partially offset by lower mail volumes.
•Operating income was $499 million, an increase of $57 million, or 13%. Operating income margin increased to 24.1%, compared to 22.7% for the prior year period, primarily due to the impact of $54 million of lower Restructuring and Other Related Costs in the current year period.
Adjusted Operating income was $558 million, a decrease of $2 million, or 0% as the increase in Adjusted Operating expense more than offset the increase in Recurring revenue and Event-driven revenue. Adjusted Operating income margin decreased to 27.0%, compared to 28.8% for the prior year period. The combination of distribution revenue and float income negatively impacted margins by 10 basis points.
•Interest expense, net was $27 million, a decrease of $6 million, primarily due to a decrease in average borrowings.
•The effective tax rate was 20.6% compared to 21.2% in the prior year period. The decrease was primarily driven by an increase in discrete tax benefits which was partially offset by the increase in pre-tax income. The higher excess tax benefit related to equity compensation contributed to the increase in total discrete tax benefits.
•Net earnings increased 16% to $374 million and Adjusted Net earnings increased 1% to $420 million.
◦Diluted earnings per share increased 16% to $3.16.
◦Adjusted earnings per share increased 1% to $3.55.
Segment and Corporate and Other Results for Fourth Quarter Fiscal Year 2025 compared to Fourth Quarter Fiscal Year 2024
Investor Communication Solutions (“ICS”)
•ICS total Revenues were $1,601 million, an increase of $72 million, or 5%.
◦Recurring revenues increased $48 million, or 5%, to $959 million. Recurring revenue growth constant currency (Non-GAAP) was 5%, driven by Net New Business and Internal Growth.
◦By product line, Recurring revenue growth and Recurring revenue growth constant currency (Non-GAAP) were as follows:
▪Regulatory rose 8% and 8%, respectively. The positive impact of equity position growth of 18% was partially offset by growth in small or fractional non-revenue positions. Mutual fund/ETF position growth was 7%.

▪Data-driven fund solutions was essentially flat, as growth in global distribution insights was offset by a decline in our retirement and workplace products.
▪Issuer rose 3% and 3%, respectively, driven by growth in our registered shareholder solutions.
▪Customer communications rose 3% and 3%, respectively, driven by growth in digital communications, partially offset by slower growth in print revenues.
◦Event-driven revenues increased $3 million, or 4%, to $79 million, primarily due to higher volume of mutual fund proxy communications.
◦Distribution revenues increased $21 million, or 4%, to $563 million, driven by the impact of postage rate increases of approximately $29 million, partially offset by lower mail volumes.
•Earnings before income taxes were $491 million, an increase of $22 million, or 5%, primarily from higher Recurring revenue. Operating expenses rose 5%, or $51 million, to $1,110 million, driven by the impact of the postage rate increase and higher technology related expenses. Pre-tax margins decreased to 30.6% from 30.7%.
Global Technology and Operations (“GTO”)
•GTO Recurring revenues were $465 million, an increase of $49 million, or 12%. Recurring revenue growth constant currency (Non-GAAP) was 12%, driven by 6pts of organic growth and 5pts from the acquisition of SIS.
•By product line, Recurring revenue growth and Recurring revenue growth constant currency (Non-GAAP) were as follows:
◦Capital markets rose 5% and 4%, respectively, driven by revenue from sales and Internal Growth, which benefited from higher trading volumes.
◦Wealth and investment management rose 25% and 26%, respectively driven by 15pts from the SIS acquisition. Organic Growth of 11pts included the benefit of 5pts from higher software term license revenue.
•Earnings before income taxes were $34 million, a decrease of $13 million, or 28%. Pre-tax margins decreased to 7.3% from 11.3% as higher revenues were more than offset by higher expenses, including the impact of growth investments and other initiatives.
Corporate and Other
•Corporate and Other Loss before income taxes was $53 million compared to a loss of $106 million in the prior year period primarily due to the impact of $54 million of lower Restructuring and Other Related Costs and a Litigation Settlement Charge of $10 million in the prior year period, partially offset by lower net interest expense of $6 million.
Financial Results for Fiscal Year 2025 compared to Fiscal Year 2024
•Total revenues increased 6% to $6,889 million from $6,507 million in the prior year period.
◦Recurring revenues increased 7% to $4,508 million from $4,223 million. Recurring revenue growth constant currency (Non-GAAP) was 7%, driven primarily by organic growth in ICS and GTO and acquisitions in GTO.
◦Event-driven revenues increased $34 million, or 12%, to $319 million, driven by a higher volume of mutual fund communications partially offset by a lower level of equity proxy contest activity.
◦Distribution revenues increased $63 million, or 3%, to $2,062 million, driven by the impact of postage rate increases of approximately $114 million partially offset by lower mail volumes.
•Operating income was $1,189 million, an increase of $171 million, or 17%. Operating income margin increased to 17.3% from 15.6% due to the growth in Recurring revenues and higher event-driven revenues.

Adjusted Operating income was $1,411 million, an increase of $108 million, or 8%. The increase was primarily driven by higher Recurring revenues and higher event-driven revenues, partially offset by growth investments and other spending. Adjusted Operating income margin increased to 20.5%, compared to 20.0% for the prior year period. The combination of distribution revenue and float income negatively impacted margins by 10 basis points.
•Interest expense, net was $123 million, a decrease of $15 million, primarily due to lower average borrowings rates.
•The effective tax rate was 20.7% compared to 20.4% in the prior year period. The increase in the effective tax rate was primarily driven by an increase in pre-tax income and lower tax benefits from statutory tax incentives, which was partially offset by an increase in discrete tax benefits.
•Net earnings increased 20% to $839 million and Adjusted Net earnings increased 10% to $1,011 million.
◦Diluted Earnings per share increased 21% to $7.10.
◦Adjusted Earnings per share increased 11% to $8.55.
Segment and Corporate and Other Results for Fiscal Year 2025 compared to Fiscal Year 2024
ICS
•ICS total Revenues were $5,113 million, an increase of $255 million, or 5%.
◦Recurring revenues increased $158 million, or 6%, to $2,732 million. Recurring revenue growth constant currency (Non-GAAP) was 6%, driven by Net New Business and Internal Growth.
◦By product line, Recurring revenue growth and Recurring revenue growth constant currency (Non-GAAP) were as follows:
▪Regulatory rose 7% and 7%, respectively, driven by equity position growth of 16% and mutual fund/ETF position growth of 7%.
▪Data-driven fund solutions rose 6% and 5%, respectively, driven primarily by growth in our global distribution insights and retirement and workplace products.
▪Issuer rose 5% and 5%, respectively, driven by growth in shareholder engagement solutions and disclosure solutions products.
▪Customer communications rose 5% and 5%, respectively, driven by growth in digital communications and print revenues.
◦Event-driven revenues increased $34 million, or 12%, to $319 million, driven by a higher volume of mutual fund communications partially offset by a lower level of equity proxy contest activity.
◦Distribution revenues increased $63 million, or 3%, to $2,062 million, driven by the postage rate increase of approximately $114 million partially offset by lower mail volumes.
•Earnings before income taxes were $1,054 million, an increase of $104 million, or 11%. The earnings benefit resulted from higher Recurring revenue and higher event-driven revenue. Operating expenses rose 4%, or $151 million, to $4,059 million driven by the impact of the postage rate increase and higher volume related expenses. Pre-tax margins increased to 20.6% from 19.6%.
GTO
•GTO Recurring revenues were $1,776 million, an increase of $127 million, or 8%. Recurring revenue growth constant currency (Non-GAAP) was 8%, driven by 4pts of organic growth and 4pts from the acquisition of SIS.
•By product line, Recurring revenue growth and Recurring revenue growth constant currency (Non-GAAP) were as follows:

◦Capital markets rose 6% and 6%, respectively, driven by revenue from new sales and Internal Growth. Internal Growth benefited from higher trading volumes.
◦Wealth and investment management rose 10% and 12%, respectively driven by 10pts from the SIS acquisition and 1pt of Organic growth. Organic growth was negatively impacted by 4pts as a result of the loss of a large client during the prior year period.
•Earnings before income taxes were $201 million, an increase of $28 million, or 16%, as higher revenues more than offset higher expenses, including the impact of the SIS acquisition. Pre-tax margins increased to 11.3% from 10.5%.
Corporate and Other
•Corporate and Other Loss before income taxes was $197 million compared to a loss of $246 million in the prior year period. The decreased loss before income taxes was due to lower Restructuring and Other related costs, a decline in litigation expense of $18 million, and a decline in Interest expense, net of $15 million.
Acolin Acquisition Announcement
On July 3, 2025, Broadridge announced the proposed acquisition of Acolin Group Holdco Limited (“Acolin”). Acolin is a leading European provider of cross-border fund distribution and regulatory services. The acquisition will create a robust pan-European fund distribution network, facilitating broader, more efficient access to investors and distribution partners while supporting the ongoing transformation and efficiency of fund distribution for asset managers worldwide. Acolin will be included in the Company’s ICS reportable segment. The total purchase price is approximately $70 million plus an additional contingent consideration liability. The acquisition is expected to close in the first half of Broadridge’s 2026 fiscal year, subject to customary closing conditions, including regulatory approvals.
Dividend Declaration and Increase

On August 4, 2025, Broadridge's Board of Directors (the “Board”) declared a quarterly dividend of $0.975 per share payable on October 2, 2025 to stockholders of record on September 11, 2025. This declaration reflects the Board's approval of an 11% increase in the annual dividend from $3.52 to $3.90 per share, subject to the discretion of the Board to declare quarterly dividends. With this increase, the Company's annual dividend has increased for the 19th consecutive year since the Company became a public company in 2007.
Earnings Conference Call
An analyst conference call will be held today, August 5, 2025 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-877-328-2502 within the United States and international callers may dial 1-412-317-5419.
A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through August 12, 2025, the recording will also be available by dialing 1-877-344-7529 within the United States or 1-412-317-0088 for international callers, using passcode 3447483 for either dial-in number.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. GAAP except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, Free cash flow, Free cash flow conversion and Recurring revenue growth constant currency. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, and for internal planning and forecasting purposes. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings Per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items the exclusion of which management believes provides insight regarding our ongoing operating performance. Depending on the period presented, these adjusted measures exclude the impact of certain of the following items:
(i) Amortization of Acquired Intangibles and Purchased Intellectual Property, which represent non-cash amortization expenses associated with the Company’s acquisition activities.
(ii) Acquisition and Integration Costs, which represent certain transaction and integration costs associated with the Company’s acquisition activities.
(iii) Restructuring and Other Related Costs, which represent costs associated with the Company’s Corporate Restructuring Initiative to exit and/or realign some of our businesses, streamline the Company’s management structure, reallocate work to lower cost locations, and reduce headcount in deprioritized areas, in addition to other restructuring activities.
(iv) Litigation Settlement Charges, which represent reserves established during the third and fourth quarter of 2024 related to the settlement of claims.
We exclude Acquisition and Integration Costs, Restructuring and Other Related Costs, and Litigation Settlement Charges from our Adjusted Operating income (as applicable) and other adjusted earnings measures because excluding such information provides us with an understanding of the results from the primary operations of our business and enhances comparability across fiscal reporting periods, as these items are not reflective of our underlying operations or performance.
We also exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, as these non-cash amounts are significantly impacted by the timing and size of individual acquisitions and do not factor into the Company's capital allocation decisions, management compensation metrics or multi-year objectives. Furthermore, management believes that this adjustment enables better comparison of our results as Amortization of Acquired Intangibles and Purchased Intellectual Property will not recur in future periods once such intangible assets have been fully amortized. Although we exclude Amortization of Acquired Intangibles and Purchased Intellectual Property from our adjusted earnings measures, our management believes that it is important for investors to understand that these intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
Free Cash Flow and Free Cash Flow Conversion
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions, other investments, as well as debt servicing. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures as well as Software purchases and capitalized internal use software. Free cash flow conversion is calculated as Free cash flow divided by Adjusted Net earnings for the given period.
Recurring revenue growth constant currency
As a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. The exclusion of the impact of foreign currency exchange fluctuations from our

Recurring revenue growth, or what we refer to as amounts expressed “on a constant currency basis,” is a Non-GAAP measure. We believe that excluding the impact of foreign currency exchange fluctuations from our Recurring revenue growth provides additional information that enables enhanced comparison to prior periods.
Changes in Recurring revenue growth expressed on a constant currency basis are presented excluding the impact of foreign currency exchange fluctuations. To present this information, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the comparative year, rather than at the actual average exchange rates in effect during the current fiscal year.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.
Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be,” “on track” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2026 Financial Guidance” section and statements about our three-year objectives are forward-looking statements.
These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors described and discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2025 (the “2025 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2025 Annual Report.
These risks include:
•changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge;
•Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms;
•a material security breach or cybersecurity attack affecting the information of Broadridge’s clients;
•declines in participation and activity in the securities markets;
•the failure of Broadridge’s key service providers to provide the anticipated levels of service;
•a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services;
•overall market, economic and geopolitical conditions and their impact on the securities markets;
•the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients;
•Broadridge’s failure to keep pace with changes in technology and the demands of its clients;
•competitive conditions;
•Broadridge’s ability to attract and retain key personnel; and
•the impact of new acquisitions and divestitures.
Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $6 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge's infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge's technology and operations platforms underpin the daily trading of on average more than $15 trillion of equities, fixed income and other securities. A certified Great Place to Work®, Broadridge is a part of the S&P 500® Index, employing approximately 15,000 full-time associates spanning 21 countries. For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors
broadridgeir@broadridge.com

Media
Gregg.rosenberg@broadridge.com

Condensed Consolidated Statements of Earnings
(Unaudited)

In millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Revenues	$2,065.4	$1,944.3	$6,889.1	$6,506.8
Operating expenses:
Cost of revenues	1,295.6	1,253.0	4,752.3	4,572.9
Selling, general and administrative expenses	271.2	249.8	948.2	916.8
Total operating expenses	1,566.8	1,502.9	5,700.6	5,489.7
Operating income	498.6	441.4	1,188.6	1,017.1
Interest expense, net	(26.6)	(33.0)	(122.7)	(138.1)
Other non-operating income (expenses), net	(0.5)	1.8	(7.1)	(1.7)
Earnings before income taxes	471.5	410.2	1,058.7	877.4
Provision for income taxes	97.3	87.0	219.2	179.3
Net earnings	$374.2	$323.2	$839.5	$698.1

Basic earnings per share	$3.19	$2.75	$7.17	$5.93
Diluted earnings per share	$3.16	$2.72	$7.10	$5.86

Weighted-average shares outstanding:
Basic	117.4	117.5	117.1	117.7
Diluted	118.3	118.7	118.3	119.1

Amounts may not sum due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited)

In millions, except per share amounts	June 30, 2025	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$561.5	$304.4
Accounts receivable, net of allowance for doubtful accounts of $12.5 and $9.7, respectively	1,077.1	1,065.6
Other current assets	178.5	170.9
Total current assets	1,817.1	1,540.9
Property, plant and equipment, net	170.1	162.2
Goodwill	3,609.6	3,469.4
Intangible assets, net	1,277.4	1,307.2
Deferred client conversion and start-up costs	842.9	892.1
Other non-current assets	827.9	870.6
Total assets	$8,545.0	$8,242.4
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$499.3	$—
Payables and accrued expenses	1,112.8	1,194.4
Contract liabilities	249.1	227.4
Total current liabilities	1,861.2	1,421.8
Long-term debt	2,753.0	3,355.1
Deferred taxes	261.0	277.3
Contract liabilities	429.2	469.2
Other non-current liabilities	585.5	550.9
Total liabilities	5,889.9	6,074.2
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 117.1 and 116.7 shares, respectively	1.6	1.6
Additional paid-in capital	1,663.0	1,552.5
Retained earnings	3,862.5	3,435.1
Treasury stock, at cost: 37.3 and 37.8 shares, respectively	(2,599.0)	(2,489.2)
Accumulated other comprehensive income (loss)	(272.9)	(331.7)
Total stockholders’ equity	2,655.1	2,168.2
Total liabilities and stockholders’ equity	$8,545.0	$8,242.4

Amounts may not sum due to rounding.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

In millions	Fiscal Year
	2025	2024
Cash Flows From Operating Activities
Net earnings	$839.5	$698.1
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	130.7	119.8
Amortization of acquired intangibles and purchased intellectual property	196.6	200.3
Amortization of other assets	170.8	157.8
Write-down of long-lived assets	14.5	18.2
Stock-based compensation expense	73.4	70.6
Deferred income taxes	(5.2)	(119.7)
Other	(24.4)	(57.7)
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Accounts receivable, net	31.8	(37.4)
Other current assets	(5.4)	(2.8)
Payables and accrued expenses	(146.5)	136.5
Contract liabilities	56.5	80.6
Non-current assets and liabilities:
Other non-current assets	(148.2)	(232.4)
Other non-current liabilities	(12.8)	24.3
Net cash flows from operating activities	1,171.3	1,056.2
Cash Flows From Investing Activities
Capital expenditures	(43.8)	(57.4)
Software purchases and capitalized internal use software	(71.1)	(55.6)
Acquisitions, net of cash acquired	(193.5)	(34.3)
Other investing activities	(7.8)	(0.8)
Net cash flows from investing activities	(316.2)	(148.0)
Cash Flows From Financing Activities
Debt proceeds	1,238.1	1,022.7
Debt repayments	(1,342.5)	(1,082.7)
Dividends paid	(402.3)	(368.2)
Purchases of Treasury stock	(134.9)	(485.4)
Proceeds from exercise of stock options	62.3	72.4
Other financing activities	(21.6)	(14.3)
Net cash flows from financing activities	(600.8)	(855.5)
Effect of exchange rate changes on Cash and cash equivalents	2.8	(0.6)
Net change in Cash and cash equivalents	257.1	52.1
Cash and cash equivalents, beginning of fiscal year	304.4	252.3
Cash and cash equivalents, end of fiscal year	$561.5	$304.4

Amounts may not sum due to rounding.

Segment Results
(Unaudited)

In millions	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Revenues
Investor Communication Solutions	$1,600.7	$1,528.3	$5,113.0	$4,857.9
Global Technology and Operations	464.7	415.9	1,776.1	1,648.9
Total	$2,065.4	$1,944.3	$6,889.1	$6,506.8

Earnings Before Income Taxes
Investor Communication Solutions	$490.5	$469.0	$1,054.0	$950.4
Global Technology and Operations	33.9	47.1	201.4	173.3
Other	(52.9)	(105.9)	(196.7)	(246.3)
Total	$471.5	$410.2	$1,058.7	$877.4

Pre-tax margins:
Investor Communication Solutions	30.6%	30.7%	20.6%	19.6%
Global Technology and Operations	7.3%	11.3%	11.3%	10.5%

Amortization of acquired intangibles and purchased intellectual property
Investor Communication Solutions	$9.8	$11.2	$42.9	$45.4
Global Technology and Operations	40.2	37.7	153.7	154.9
Total	$50.0	$48.9	$196.6	$200.3

Amounts may not sum due to rounding.

Supplemental Reporting Detail - Additional Product Line Reporting
(Unaudited)

In millions	Three Months Ended June 30,			Fiscal Year Ended June 30,
	2025	2024	Change	2025	2024	Change
Investor Communication Solutions
Regulatory	$515.2	$476.9	8%	$1,280.6	$1,195.6	7%
Data-driven fund solutions	121.9	121.8	0%	459.2	435.2	6%
Issuer	145.9	141.0	3%	273.2	259.8	5%
Customer communications	175.9	170.6	3%	718.8	683.1	5%
Total ICS Recurring revenues	958.8	910.4	5%	2,731.8	2,573.6	6%

Equity and other	38.2	42.1	(9%)	115.5	151.0	(24%)
Mutual funds	40.7	34.0	20%	203.8	134.2	52%
Total ICS Event-driven revenues	78.9	76.1	4%	319.3	285.2	12%

Distribution revenues	562.9	541.9	4%	2,062.0	1,999.0	3%

Total ICS Revenues	$1,600.7	$1,528.3	5%	$5,113.0	$4,857.9	5%

Global Technology and Operations
Capital markets	$285.4	$272.5	5%	$1,115.3	$1,049.2	6%
Wealth and investment management	179.3	143.5	25%	660.8	599.7	10%
Total GTO Recurring revenues	464.7	415.9	12%	1,776.1	1,648.9	8%

Total Revenues	$2,065.4	$1,944.3	6%	$6,889.1	$6,506.8	6%

Revenues by Type
Recurring revenues	$1,423.6	$1,326.4	7%	$4,507.9	$4,222.6	7%
Event-driven revenues	78.9	76.1	4%	319.3	285.2	12%
Distribution revenues	562.9	541.9	4%	2,062.0	1,999.0	3%
Total Revenues	$2,065.4	$1,944.3	6%	$6,889.1	$6,506.8	6%

Amounts may not sum due to rounding.

Select Operating Metrics
(Unaudited)

In millions	Three Months Ended June 30,			Fiscal Year Ended June 30,
	2025	2024	Change	2025	2024	Change

Closed sales[1]	$113.5	$156.6	(28%)	$287.9	$341.8	(16%)

Position Growth[2]
Equity positions	18%	7%		16%	6%
Equity revenue positions	14%	N/A		12%	N/A
Mutual fund/ETF positions	7%	6%		7%	3%

Internal Trade Growth[3]	14%	15%		13%	13%

Amounts may not sum due to rounding.
1. Refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Broadridge’s 2025 Annual Report for a description of Closed sales and its calculation.

2. Position Growth is comprised of “equity position growth” and “mutual fund/ETF position growth.” Equity position growth measures the estimated annual change in positions eligible for equity proxy materials. Beginning in the fourth quarter of fiscal year 2025, the Company began presenting information on “equity revenue position growth”. Equity revenue position growth excludes small or fractional equity positions for which the Company does not recognize revenue (“non-revenue positions”). Prior-year period comparative information for this metric is not available. Mutual fund/ETF position growth measures the estimated change in mutual fund and exchange traded fund positions eligible for interim communications. These metrics are calculated from equity proxy and mutual fund/ETF position data reported to Broadridge for the same issuers or funds in both the current and prior year periods.

3. Represents the estimated change in daily average trade volumes for clients whose contracts are linked to trade volumes and who were on Broadridge’s trading platforms in both the current and prior year periods.

Reconciliation of Non-GAAP to GAAP Measures
(Unaudited)

In millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Reconciliation of Adjusted Operating Income
Operating income (GAAP)	$498.6	$441.4	$1,188.6	$1,017.1
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	50.0	48.9	196.6	200.3
Acquisition and Integration Costs	7.0	2.9	18.3	3.9
Restructuring and Other Related Costs (a)	2.0	56.0	7.4	63.0
Litigation Settlement Charges	—	10.3	—	18.4
Adjusted Operating income (Non-GAAP)	$557.6	$559.5	$1,410.9	$1,302.8
Operating income margin (GAAP)	24.1%	22.7%	17.3%	15.6%
Adjusted Operating income margin (Non-GAAP)	27.0%	28.8%	20.5%	20.0%

Reconciliation of Adjusted Net earnings
Net earnings (GAAP)	$374.2	$323.2	$839.5	$698.1
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	50.0	48.9	196.6	200.3
Acquisition and Integration Costs	7.0	2.9	18.3	3.9
Restructuring and Other Related Costs (a)	2.0	56.0	7.4	63.0
Litigation Settlement Charges	—	10.3	—	18.4
Subtotal of adjustments	59.0	118.1	222.3	285.6
Tax impact of adjustments (b)	(13.2)	(26.1)	(50.4)	(62.6)
Adjusted Net earnings (Non-GAAP)	$420.0	$415.2	$1,011.5	$921.2

Reconciliation of Adjusted EPS
Diluted earnings per share (GAAP)	$3.16	$2.72	$7.10	$5.86
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.42	0.41	1.66	1.68
Acquisition and Integration Costs	0.06	0.02	0.15	0.03
Restructuring and Other Related Costs (a)	0.02	0.47	0.06	0.53
Litigation Settlement Charges	—	0.09	—	0.15
Subtotal of adjustments	0.50	0.99	1.88	2.40
Tax impact of adjustments (b)	(0.11)	(0.22)	(0.43)	(0.53)
Adjusted earnings per share (Non-GAAP)	$3.55	$3.50	$8.55	$7.73
(a) Restructuring and Other Related Costs for the fiscal year ended June 30, 2025 consists of severance and other costs related to the closure of substantially all operations of a production facility. Costs incurred are not reflected in segment profit and are recorded within Corporate and Other. The total estimated pre-tax costs for actions and associated costs related to the closure are approximately $20 million to $25 million and are expected to be completed by the end of the second quarter of fiscal year 2026.
Restructuring and Other Related Costs for the three months and fiscal year ended June 30, 2024 includes $56.0 million of severance and professional services costs directly related to the Corporate Restructuring Initiative. The fiscal year ended June 30, 2024 also includes a $7.0 million asset impairment charge as a result of the exit of a business in connection with the Corporate Restructuring Initiative.

(b) Calculated using the GAAP effective tax rate, adjusted to exclude excess tax benefits associated with stock-based compensation of $9.0 million and $20.5 million for the three months and fiscal year ended June 30, 2025, and $3.4 million and $12.9 million for the three months and fiscal year ended June 30, 2024, respectively. For purposes of calculating the Adjusted earnings per share, the same adjustments were made on a per share basis.

	Fiscal Year Ended June 30,
	2025	2024
Reconciliation of Free cash flow
Net cash flows from operating activities (GAAP)	$1,171.3	$1,056.2
Capital expenditures and Software purchases and capitalized internal use software	(114.9)	(113.0)
Free cash flow (Non-GAAP)	$1,056.4	$943.2

Adjusted Net earnings (Non-GAAP)	$1,011.5	$921.2

Free cash flow conversion (Non-GAAP)	104%	102%

Reconciliation of Recurring Revenue Growth Constant Currency

	Three Months Ended June 30, 2025
Investor Communication Solutions	Regulatory	Data-Driven Fund Solutions	Issuer	Customer Comm.	Total
Recurring revenue growth (GAAP)	8%	0%	3%	3%	5%
Impact of foreign currency exchange	0%	0%	0%	0%	0%
Recurring revenue growth constant currency (Non-GAAP)	8%	0%	3%	3%	5%

	Fiscal Year Ended June 30, 2025
Investor Communication Solutions	Regulatory	Data-Driven Fund Solutions	Issuer	Customer Comm.	Total
Recurring revenue growth (GAAP)	7%	6%	5%	5%	6%
Impact of foreign currency exchange	0%	0%	0%	0%	0%
Recurring revenue growth constant currency (Non-GAAP)	7%	5%	5%	5%	6%

	Three Months Ended June 30, 2025
Global Technology and Operations	Capital Markets	Wealth and Investment Management	Total
Recurring revenue growth (GAAP)	5%	25%	12%
Impact of foreign currency exchange	(1%)	1%	0%
Recurring revenue growth constant currency (Non-GAAP)	4%	26%	12%

	Fiscal Year Ended June 30, 2025
Global Technology and Operations	Capital Markets	Wealth and Investment Management	Total
Recurring revenue growth (GAAP)	6%	10%	8%
Impact of foreign currency exchange	0%	1%	1%
Recurring revenue growth constant currency (Non-GAAP)	6%	12%	8%

	Three Months Ended June 30, 2025	Fiscal Year Ended June 30, 2025
Consolidated	Total	Total
Recurring revenue growth (GAAP)	7%	7%
Impact of foreign currency exchange	0%	0%
Recurring revenue growth constant currency (Non-GAAP)	7%	7%

Amounts may not sum due to rounding.

Fiscal Year 2026 Guidance
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth and Adjusted Operating Income Margin
(Unaudited)

FY26 Recurring revenue growth
Impact of foreign currency exchange (a)	(0.5) - 0%
Recurring revenue growth constant currency - Non-GAAP	5 - 7%

FY26 Adjusted Operating income margin (b)
Operating income margin % - GAAP	18 - 19%
Adjusted Operating income margin % - Non-GAAP	20 - 21%

FY26 Adjusted earnings per share growth rate (c)
Diluted earnings per share - GAAP	13 - 18% growth
Adjusted earnings per share - Non-GAAP	8 - 12% growth

(a) Based on forward rates as of July 2025.
(b) Adjusted Operating income margin guidance (Non-GAAP) is adjusted to exclude the approximately $200 million impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs.

(c) Adjusted earnings per share growth guidance (Non-GAAP) is adjusted to exclude the approximately $1.30 per share impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, and is calculated using diluted shares outstanding.